Certificate of Amendment
Of
Certificate of Incorporation

Global Ink Supply, Co., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST. That at a meeting of the Board Of Directors of Global Ink Supply Co., the following resolution was duly adopted by the directors setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FOURTH” so that, as amended, said Article shall be and read as follows: The total number of shares of stock which this corporation shall have authority to issue is twenty-five million (25,000,000). All such shares are to have a par value of $0.0001 and are to be of one class.

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

THIRD: The corporation has not received payment for any of its stock.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS THEREOF, SAID Global Ink Supply Co., has caused this certificate to be signed by the President, David Wolstenholme, this 22nd day of March 2005.

/s/ Dave Wolstenholme
Signature of President

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
Delivered 12:08 PM 03/24/2005
FILED 11:54 AM 03/24/2005
SRV 050242487 - 3877196 FILE